Exhibit 4.10

February 15, 2004

To each of the Noteholders who are signatories hereto
c/o Bingham McCutchen LLP
399 Park Avenue
New York, NY 10022
Attention: Ronald J. Silverman, Esq.

BlueScope Steel Limited
Level 11
120 Collins Street
Melbourne, Victoria 3000
Australia

BSL Acquisition Corporation
c/o BlueScope Steel Limited
Level 11
120 Collins Street
Melbourne, Victoria 3000
Australia

     Re:    Payout Arrangements

Ladies and Gentlemen:

     We refer to the (i) Note Agreement, dated as of June 1, 1994 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time, the “1994 Note Agreement”), by and among Butler Manufacturing Company (including its successors and assigns, the “Company”) and the holders of the Company’s 8.02% Senior Notes due December 30, 2003 (as constituted from time to time, the “1994 Noteholders”), (ii) Note Agreement, dated as of March 1, 1998 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time, the “1998 Note Agreement”), by and among the Company and the holders of the Company’s 6.57% Senior Notes due March 20, 2013 (as constituted from time to time, the “1998 Noteholders”), (iii) Note Agreement, dated as of June 20, 2001 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time, the “2001 Note Agreement”, and together with the 1994 Note Agreement and the 1998 Note Agreement, the “Note Agreements”), by and among the Company and holders of the Company’s 7.87% Senior Notes due December 30, 2016 (as constituted from time to time, the “2001 Noteholders”, and together with the 1994 Noteholders and the 1998 Noteholders, the “Noteholders”), (iv) Noteholder Amendment Agreement, dated as of December 30, 2003 (“Noteholder Amendment Agreement”), by and among the Company and the Noteholders and (v) the Acknowledgement Agreement, dated as of the date hereof, by and among the Company and the Noteholders (the “Acknowledgement Agreement” and together with the Note Agreements, the Noteholder Amendment Agreement, this letter agreement and all other documents executed in connection with any such documents, the “Note Documents”). All capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Note Documents.

     As you are aware, the Company has entered into that certain Agreement and Plan of Merger, dated as of February 15, 2004 (the “Merger Agreement”), among the Company, BlueScope Steel Limited, (the “Parent”) and BSL Acquisition Corporation, a wholly-owned subsidiary of the Parent (the “Purchaser”). In connection with the merger pursuant to the terms and conditions of the Merger Agreement (the “Merger”), the Company will repay, contemporaneously with the closing of the Merger, all amounts due under the Note Documents, including, without limitation, all principal, interest, deferred amounts, accrued expenses and Make-Whole Amount as set forth herein. The Company, the Purchaser and the Parent acknowledge and agree that under the terms of the Merger Agreement, the Company is permitted with the Parent’s consent (and after April 29, 2004 the Parent can not unreasonably withhold or delay such consent) to agree to modifications to obligations to the Noteholders (to the extent the Noteholders in their sole and absolute discretion agree) without causing a breach under the Merger Agreement.

     Make-Whole Amount. Subject to satisfaction of the conditions precedent and conditions subsequent set forth herein, the Make-Whole Amount due under the Note Agreements shall be calculated based upon an interest rate of (i) 6.82% with respect to the 1998 Notes and (ii) 8.12% with respect to the 2001 Notes (and no Make-Whole Amount shall be due in respect of the 1994 Notes).

     Pay-Off Amount as of the Computation Date. The pay-off figures for the Company due as of the Closing Date, as defined in the Merger Agreement (herein referred to as the “Computation Date”) are as follows (collectively, together with any additional interest accruing, or legal fees and expenses incurred, after the Computation Date, the “Pay-Off Amount”):

1994 Notes: Principal	$5,000,001

1994 Notes: Accrued Interest at the rate of 11.52%	To be calculated on Computation Date in accordance with the terms of the Note Documents

1998 Notes: Principal	$35,000,000

1998 Notes: Accrued Interest at the rate of 8.07%	To be calculated on Computation Date in accordance with the terms of the Note Documents

1998 Notes: Accrued Interest on Deferred Amortization Payment due on 3/20/04 at the rate of 10.07%	To be calculated on Computation Date in accordance with the terms of the Note Documents

2001 Notes: Principal	$50,000,000

2001 Notes: Accrued Interest at the rate of 9.37%	To be calculated on Computation Date in accordance with the terms of the Note Documents

Make-Whole Amounts	To be calculated on the Computation Date in accordance with the terms of the Note Documents

Deferred Amounts, pursuant to the Noteholder Amendment Agreement	$3,992,750

Accrued Interest on Deferred Amounts at the rates of 11.52% for 1994 Notes, 10.07% for 1998 Notes, and 11.37% for 2001 Notes	To be calculated on Computation Date in accordance with the terms of the Note Documents

Noteholders’ Professionals and Other Fees and Expenses	To be calculated on Computation Date in accordance with the terms of the Note Documents

     Reaffirmation of Obligations. The Pay-Off Amount set forth above is without prejudice to, and the Company expressly reaffirms its obligations to pay when and if due, any obligations owed that are not expressly stated in the Pay-Off Amount above (and the Pay-Off Amount is deemed to include any such other outstanding amounts, including, without limitation, in respect of overdue amounts, accruing at the rate of 2.00% in addition to rates otherwise payable).

     Restriction on Computation Date. Under no circumstances shall the Computation Date be a date later than August 1, 2004. For the avoidance of doubt, if the Pay-Off Amount is not paid on or prior to 2:00 PM (New York time) on August 1, 2004, all rights and remedies of the Noteholders are reserved under the Note Documents and all applicable law, including, without limitation, the ability to assert that the amount due and owing is greater than the Pay-Off Amount calculated herein.

     Interest, Etc. Accruing after the Computation Date. From and after the Computation Date and until the Pay-Off Date (as defined below), interest shall continue to accrue on the Pay-Off Amount calculated as of the Computation Date at the Default Rates set forth in the Note Documents. The Company further agrees to pay any and all reasonable fees and expenses, if any, incurred by Noteholders’ Professionals (as defined in the Noteholder Amendment Agreement) in connection with this letter agreement and the Note Documents and the enforcement or termination of the Note Documents, including those amounts which are billed after the Computation Date; such obligations of payment are in addition to any of the Company’s obligations in respect of the Note Documents. In addition, nothing contained in this letter shall terminate or otherwise impair any expense reimbursement, indemnification or other provisions of the Note Documents.

     Discharge of Obligations on the Payment Date. Each of the Noteholders acknowledge and agree that, upon the Noteholders receipt of payment in full in cash of the Pay-Off Amount, including any additional interest accruing and additional fees and expenses incurred after the Computation Date, subject to the conditions precedent indicated below, on or prior to 2:00 p.m. (New York time) on the date of payment (the time of the Noteholders’ receipt of such payment being hereinafter referred to as the “Pay-Off Date”) all indebtedness and obligations of the Company to the Noteholders under or in respect of the Note Documents shall be deemed to be and shall be paid and discharged in full, except as expressly set forth herein.

     Conditions Precedent and Subsequent. Noteholders agree to accept the Pay-Off Amount subject to each of the following conditions having been satisfied: (i) the Pay-Off Amount is received by each of the Noteholders in full in cash contemporaneously with the closing of the Merger on or before August 1, 2004, (ii) the Merger has been consummated, and (iii) contemporaneously with payment of the Pay-Off Amount, (A) the Company shall deliver a release to the Noteholders and the Noteholders’ Professionals, substantially in the form as delivered in that certain letter agreement to the Noteholder Amendment Agreement by and between the Company and the Noteholders, dated December 30, 2003, and (B) the Parent shall deliver a release to the Noteholders and the Noteholders’ Professionals on terms reasonably acceptable to the Noteholders.

     Change of Control Termination Payments. Each of the five executives who are entitled to receive the Change of Control Termination Payments (as defined in the Merger Agreement) (collectively, the “Management Group”) hereby agree (and have signed this letter agreement below to reflect such agreement) that (i) they will promptly return to the Company all of the Change of Control Termination Payments if immediately after their receipt of the Change of Control Termination Payments (x) the Merger is not consummated and (y) the Pay-Off Amount is not paid in full in cash to the Noteholders contemporaneously with the closing of the Merger and (ii) pending consummation of the Merger and such payment to the Noteholders, the Management Group will not use such funds for any purpose.

     Obligations to Noteholders. Other than as has been disclosed to the Noteholders, none of the Company, the Parent or the Purchaser have executed and/or delivered, and none shall execute and/or deliver, any agreement, letter, instrument or other document with respect to such parties’ treatment of any of the indebtedness and/or obligations that the Company owes to each of the Noteholders.

     Parent Obligations. If the Merger is consummated on or prior to 2:00 p.m. (New York time) on August 1, 2004, the Parent agrees to cause the Company to take all actions contemplated herein. The Company, the Management Group and the Parent further acknowledge and agree that (i) until all conditions of the Merger have been satisfied or waived, no Change of Control Termination Payments will be paid and (ii) until the termination of the Merger Agreement, except in respect of Change of Control Termination Payments, no payments are now or will in the future be due and no payments will be paid, to the Management Group, other than existing salary and benefit contributions, prior to the payment of the Pay-Off Amount in full in cash.

     Reservations. Each of the Company, the Parent and the Purchaser acknowledges and agrees that except as expressly set forth herein, all of the rights and remedies of the Noteholders are reserved under the Note Documents and all applicable law, including, without limitation, acceleration of all indebtedness and obligations under the Note Documents. Each of the Company, the Parent and the Purchaser further acknowledges and agrees that the obligations and liabilities under the Note Documents, and the rights and remedies of the Noteholders under the Note Documents and applicable law, shall be reinstated with full force and effect, if at any time on or after the Pay-Off Date, all or any portion of the Pay-Off Amount paid to the Noteholders is voided or rescinded or must otherwise be returned by any of the Noteholders to the Company, the Parent or the Purchaser upon the

Company’s, the Parent’s or Purchaser’s insolvency, bankruptcy or reorganization or otherwise, all as though such payment had not been made.

     Governing Law. This letter shall be governed by the laws of the State of New York (without reference to conflict of laws).

     Counterpart Signature Pages. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Facsimile signatures shall be deemed to constitute original signatures and shall be admissible into evidence for all purposes.

[THE FOLLOWING PAGES ARE SIGNATURE PAGES.]

Very truly yours,

BUTLER MANUFACTURING COMPANY

By: /s/ John J. Holland

Title: Chairman

Acknowledged and agreed to
by each Subsidiary Guarantor:

BMC REAL ESTATE, INC.
BUCON, INC.
BUTLER HOLDINGS, INC.
BUTLER REAL ESTATE, INC.
LESTER BUILDINGS, INC.
BUTLER PACIFIC, INC.
MODULINE WINDOWS, INC.
LIBERTY BUILDING SYSTEMS, INC.

By: /s/ Larry C. Miller
Name: Larry C. Miller
Title: Vice President - Finance

The foregoing is hereby agreed
to as of the date thereof

BSL ACQUISITION CORPORATION

By /s/ Brian Kruger
Name: Brian Kruger
Title: Director

BLUESCOPE STEEL LIMITED

By /s/ Kirby C. Adams
Name: Kirby C. Adams
Title: Managing Director

ALLSTATE LIFE INSURANCE COMPANY

By /s/ illegible
Name: illegible
Title: Authorized Signatory

By /s/ Robert B. Bodett
Name: Robert B. Bodett
Title:Authorized Signatory

BUSINESS MEN’S ASSURANCE
COMPANY OF AMERICA

By /s/ D.W. Kroske
Name: D.W. Kroske
Title: Vice President

JOHN HANCOCK LIFE INSURANCE COMPANY

By /s/ Marlene DeLeon
Name: Marlene DeLeon
Title: Managing Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By /s/ Marlene DeLeon
Name: Marlene DeLeon
Title: Managing Director

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By /s/ Steven J. Katz
Name: Steven J. Katz
Title: Second Vice President and Associate General Counsel

METROPOLITAN LIFE INSURANCE
COMPANY

By /s/ Jacqueline D. Jenkins
Name: Jacqueline D. Jenkins
Title: Managing Director

NATIONWIDE LIFE INSURANCE
COMPANY OF AMERICA

By /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

NATIONWIDE INDEMNITY COMPANY

By /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

NATIONWIDE MUTUAL FIRE INSURANCE
COMPANY

By /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

PRINCIPAL LIFE INSURANCE COMPANY,
an Iowa corporation

By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

By /s/ Jon C. Heiny
Name: Jon C. Heiny
Title: Counsel

By /s/ Joellen J. Watts
Name: Joellen J. Watts
Title: Counsel

Mellon Bank, N.A., solely in its capacity as Custodian for
Aviva Life-Principal Glob Priv EG Convertible Securities
(as directed by Principal Global Investors, LLC), and not in its individual capacity
(MAC & CO) – Nominee Name

By /s/ Carole Bruno
Name: Carole Bruno
Title: Authorized Signatory

The foregoing is hereby agreed
to as of the date thereof

JOHN HOLLAND

/s/ John Holland

RONALD RUTLEDGE

/s/ Ronald Rutledge

JOHN HUEY

/s/ John Huey

LARRY MILLER

/s/ Larry Miller

BARBARA BRIDGER

/s/ Barbara Bridger